UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

Affirmative Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)
Delaware	000-50795	75-2770432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4450 SOJOURN DRIVE, SUITE 500 ADDISON TX	75001
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (972) 728-6300

________________________________________________________________________________

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2009, the Registrant and M. Sean McPadden mutually agreed to terminate Mr. McPadden's employment with the Registrant effective July 30, 2009. Accordingly, Mr. McPadden has resigned his position as the Registrant's Executive Vice President, Chief Underwriting Officer and President of the Registrant's insurance company subsidiaries effective June 30, 2009. The functions of the Registrant's Claims, Business Development and Product Management business units as previously managed by Mr. McPadden will report directly to the Registrant's Chief Executive Officer, Kevin R. Callahan, and the functions of the Registrant's Actuarial business unit will report directly to the Registrant's Chief Financial Officer, Michael McClure, on a going forward basis.

Item 8.01 Other Events.

On July 7, 2009, the Registrant issued a press release entitled "Affirmative Insurance Holdings Reports Several Recent Actions" wherein the Registrant reported that: (i) the exact amount of the pretax charge in connection with the termination of M. Sean McPadden's employment, while not finalized, is expected to be approximately $1 million, (ii) the Registrant sold all of its retail stores and franchise operations in the State of Florida, (iii) effective July 25, 2009, the Registrant will suspend its employer contributions to its 401(k) plan, and (iv) due to the deteriorating overall nature of the current economic environment, the Registrant is presently examining the possible implementation of certain organizational changes, including: (1) consolidating insurance operations into one location, (2) evaluating both agency and claims operations to identify certain consolidation opportunities, and (3) conducting a general business unit review to identify and implement additional expense savings opportunities. The Registrant further reported that it expects that the cumulative effect of the foregoing actions will result in a savings of approximately $10 million annually and the elimination of approximately 150 jobs.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated July 7, 2009, entitled "Affirmative Insurance Holdings Reports Several Recent Actions".

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Affirmative Insurance Holdings, Inc. (Registrant)
July 7, 2009 (Date)	/s/ JOSEPH G. FISHER Joseph G. Fisher Executive Vice President and General Counsel